UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CUMULUS MEDIA INC.

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Cumulus Media Inc.

Annual Meeting of Stockholders
May 14, 2009

Notice of Meeting and Proxy Statement

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2009

To the Stockholders of Cumulus Media Inc.:

The 2009 Annual Meeting of Stockholders of Cumulus Media Inc., a Delaware corporation, sometimes referred to as “the Company,” “we” or “us,” will be held at 3280 Peachtree Road, N.W., Atlanta, Georgia 30305, in the Boardroom located on the 23rd floor, on May 14, 2009 at 9:00 a.m., local time, for the following purposes:

(1) to reelect Ralph B. Everett as a director for a one-year term;

(2) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009; and

(3) to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Only holders of record of shares of our Class A Common Stock or our Class C Common Stock at the close of business on March 20, 2009, are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. A list of such stockholders will be open for examination by any stockholder at the time and place of the meeting.

Holders of a majority of the outstanding shares of our Class A Common Stock and our Class C Common Stock must be present in person or by proxy in order for the meeting to be held. Therefore, we urge you to date, sign and return the accompanying proxy card in the enclosed envelope whether or not you expect to attend the annual meeting in person. If you attend the meeting and wish to vote your shares personally, you may do so by validly revoking your proxy at any time prior to the voting thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2009

The proxy statement and the annual report on Form 10-K for the year ended December 31, 2008 are available at www.cumulus.com.

Lewis W. Dickey, Jr.
Chairman, President and Chief Executive Officer

April 21, 2009

CUMULUS MEDIA INC.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305

April 21, 2009

PROXY STATEMENT

GENERAL MATTERS

Date, Time and Place for the Annual Meeting

We are furnishing this proxy statement to the holders of our Class A Common Stock and our Class C Common Stock in connection with the solicitation of proxies by our Board of Directors for the annual meeting of stockholders to be held on Thursday, May 14, 2009, at 9:00 a.m., local time, at 3280 Peachtree Road, N.W., Atlanta, Georgia 30305 in the Boardroom located on the 23rd floor, or any adjournment or postponement of that meeting. This proxy statement and the accompanying proxy card are being sent to our stockholders commencing on or about April 21, 2009.

Record Date; Quorum; Outstanding Common Stock Entitled to Vote

All holders of record of our Class A Common Stock and our Class C Common Stock at the close of business on March 20, 2009, referred to as the record date, are entitled to notice of, and to vote at, the annual meeting. The presence, in person or by proxy, of holders of a majority of the voting power represented by outstanding shares of our Class A Common Stock and our Class C Common Stock, voting together as a single class, is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum. A list of stockholders of record will be available for examination at the annual meeting. As of the record date, there were 34,787,983 shares of our Class A Common Stock outstanding and 644,871 shares of our Class C Common Stock outstanding.

Voting Rights; Vote Required for Approval

Holders of our Class A Common Stock are entitled to one vote for each share of Class A Common Stock held as of the record date. Holders of our Class C Common Stock are entitled to ten votes for each share of Class C Common Stock held as of the record date. Holders of shares of our Class A Common Stock and our Class C Common Stock will vote together as a single class on the matters to be voted upon at the annual meeting. The director will be selected by a plurality of the votes cast and, as a result, abstentions, withheld votes and broker non-votes will have no effect on the outcome of the election of the director. The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2009. Abstentions, which will be counted for purposes of determining shares present and entitled to vote at the meeting, will have the effect of votes against the proposal to ratify the appointment of our independent registered public accounting firm.

Voting and Revocation of Proxies

A proxy card for you to use in voting accompanies this proxy statement. Subject to the following sentence, all properly executed proxies that are received prior to, or at, the annual meeting and not revoked will be voted in the manner specified. If you execute and return a proxy card, and do not specify otherwise, the shares represented by your proxy will be voted FOR the election of the individuals nominated to serve as directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP.

If you have given a proxy pursuant to this solicitation, you may nonetheless revoke it by attending the annual meeting and voting in person. In addition, you may revoke any proxy you give at any time before the annual meeting by delivering a written statement revoking the proxy, or by delivering a duly executed proxy bearing a later date, to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305, so that it is received prior to the annual meeting, or at the annual meeting itself. If you have executed and delivered a proxy to us, your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone, facsimile, e-mail or otherwise, but they will not be compensated specifically for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of common stock they hold of record.

Other Matters

Except for the votes on the proposals described in this proxy statement, no other matter is expected to come before the annual meeting. If any other business properly comes before the annual meeting, the persons named in the proxy will vote in their discretion to the extent permitted by law.

PROPOSALS YOU MAY VOTE ON

1. Election of a Director

Our Board of Directors is currently comprised of five members. Pursuant to our certificate of incorporation, at the 2009 annual meeting of stockholders, those directors whose terms expire at that meeting (or such directors’ successors) will be elected to hold office for a one-year term expiring at the 2010 annual meeting of stockholders. Two directors are currently in a term of office that will expire at this annual meeting. One of those directors, Holcombe T. Green, Jr., previously informed us that he would be retiring at the conclusion of his term and would not stand for reelection. Consequently, only one director, Ralph B. Everett, is up for reelection at this annual meeting. Following this annual meeting, our Board will be comprised of four directors.

Mr. Everett, has been nominated for reelection by our Board, upon the recommendation of a majority of our independent directors. Accordingly, our Board urges you to vote FOR the reelection of that nominee for director. If reelected, Mr. Everett would serve until the 2010 annual meeting of stockholders or until he is succeeded by another qualified director who has been elected.

Detailed information about Mr. Everett is provided in “Members of the Board of Directors” elsewhere in this proxy statement. Our Board has no reason to believe that the nominee will be unable to serve as director. If for any reason the nominee becomes unable to serve, the persons named in the proxy will vote for the election of such other person as our Board may recommend.

Your Board recommends a vote FOR the election of the nominee for Director.

2. Ratification of the Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is required by law and applicable listing standards of the NASDAQ Global Select Market to be directly responsible for the appointment, compensation, and retention of our independent registered public accounting firm.

On June 17, 2008, following an extensive review and request-for-proposal process, the Audit Committee determined not to renew its engagement of KPMG LLP as the Company’s independent auditors and dismissed them as the Company’s independent auditors. The Company appointed PricewaterhouseCoopers LLP as the

Company’s independent auditors for the fiscal year ending December 31, 2008, commencing on June 17, 2008.

KPMG LLP’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:

•	KPMG LLP’s report on the Company’s consolidated financial statements as of and for the year ended December 31, 2006 contained a separate paragraph stating that “As discussed in Note 1 to the consolidated financial statements effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment.” KPMG LLP’s report on the Company’s consolidated financial statements as of and for the year ended December 31, 2007 contained separate paragraphs stating that “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment.” and “As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

•	KPMG LLP’s reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG LLP’s 2006 report indicated that the Company did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effect of a material weakness, as further described below.

During the two most recent fiscal years ended December 31, 2007, and through June 23, 2008, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement(s) in connection with its reports, or (2) “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v); except that in the Company’s annual report on Form 10-K for the year ended December 31, 2006, management concluded in its report, and KPMG LLP concurred, that the Company’s internal control over financial reporting as of December 31, 2006 was not effective as a result of a material weakness (at that time, management concluded that the Company did not maintain sufficient, adequately trained personnel in its corporate accounting function). The Company has authorized KPMG LLP to respond fully to any inquiries from PricewaterhouseCoopers LLP regarding this matter.

KPMG LLP was provided with a copy of the above disclosures and was requested to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A letter from KPMG LLP confirming such agreement was attached as Exhibit 16.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2008.

During the Company’s two most recent fiscal years ended December 31, 2007 and through June 17, 2008, the Company did not consult with PricewaterhouseCoopers LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and urges you to vote FOR ratification of the appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since June 17, 2008. While stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting to make any statement they may desire and to respond to appropriate questions from stockholders. Representatives of KPMG LLP will not be present at the annual meeting.

Auditor Fees and Services

Audit Fees

PricewaterhouseCoopers LLP billed us $532,800, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2008, to evaluate the effectiveness of our internal control over financial reporting as of December 31, 2008, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed after June 16, 2008. PricewaterhouseCoopers LLP did not render professional services for the fiscal year ended December 31, 2007.

KPMG LLP has billed us $83,290, in the aggregate for professional services rendered until June 16, 2008 and to review the interim financial statements included in our quarterly reports on Form 10-Q filed prior to June 16, 2008.

KPMG LLP has billed us $800,000, in the aggregate, for professional services rendered to audit our annual financial statements for the fiscal year ended December 31, 2007, and to review the interim financial statements included in our quarterly reports on Form 10-Q filed during the fiscal year ended December 31, 2007. In 2007, KPMG LLP’s audit fees also included fees for professional services rendered for the audits of (1) management’s assessment of the effectiveness of our internal control over financial reporting and (2) the effectiveness of our internal control over financial reporting.

Audit Related Fees

PricewaterhouseCoopers LLP did not render audit-related services for the fiscal year ended December 31, 2008.

KPMG LLP did not bill us for acquisition-advisory services and tender offer-advisory services in 2008.

KPMG LLP has billed us $29,908 for acquisition-advisory services and tender offer-advisory services in 2007.

Tax Fees

PricewaterhouseCoopers LLP has billed us $45,211 in the aggregate, for tax consulting and tax return preparation services during 2008. PricewaterhouseCoopers LLP did not render tax consulting or tax return preparation services for the fiscal year ended December 31, 2007.

KPMG LLP has billed us $11,337, in the aggregate, for tax consulting and tax return preparation services during 2008.

KPMG LLP has billed us $187,667, in the aggregate, for tax consulting and tax return preparation services during 2007.

All Other Fees

PricewaterhouseCoopers LLP has billed us $2,400 for access to its on-line research library during 2008. PricewaterhouseCoopers LLP did not render other services for the year ended December 31, 2007.

KPMG LLP did not bill us for access to its on-line research library during 2008.

KPMG LLP has billed us $51,500 for due diligence services related to the terminated going private transaction and for access to its on-line research library during 2007.

Policy on Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The policy of the Audit Committee is to pre-approve all audit and permissible non-audit services to be performed by the independent registered public accounting firm during the fiscal year. The Audit Committee regularly considers all non-audit fees when reviewing the independence of our independent registered public accounting firm.

Your Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors held four regularly-scheduled meetings and four special meetings during 2008. Each director attended 100% of the meetings of the Board and the committees on which he served.

Our Board has reviewed the independence of each of its members and has determined that all directors (except for our Chairman, Lewis W. Dickey, Jr., who also is our President and Chief Executive Officer) are “independent,” as such term is defined under the current listing standards of the NASDAQ Global Select Market (the “NASDAQ Rules”).

It is primarily our Board’s responsibility to oversee the management of our business. To assist in carrying out this responsibility, our Board has established the two standing committees described below.

Committees of the Board

The Audit Committee.  The purpose of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities with respect to: our accounting, reporting and oversight practices; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our independent registered public accounting firm’s and our own internal audit function. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements on behalf of our Board. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm’s (including resolution of any disagreements between our management and independent registered public accounting firm’s regarding financial reporting), and our independent registered public accounting firm’s report directly to the Audit Committee.

The Audit Committee met eight times in 2008. The current members of the Audit Committee are Robert H. Sheridan, III (Chairman), Ralph B. Everett, and Holcombe T. Green, Jr. (who is not standing for reelection), none of whom is an employee of ours. In connection with Mr. Green’s retirement from our Board, Eric P. Robison is being appointed to serve on the Audit Committee. Our Board has determined that each Audit Committee member is “independent,” as such term is defined under the rules of the SEC and the NASDAQ Rules applicable to audit committee members, and meets the NASDAQ Rules’ financial literacy requirements. None of the aforementioned members has participated in the preparation of the financial statements of Cumulus or its subsidiaries at any time during the past three years. Our Board has determined that Mr. Sheridan (1) is an “audit committee financial expert,” as such term is defined under the rules of the SEC, and (2) meets the NASDAQ Rules’ professional experience requirements.

The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, and the NASDAQ Rules. A copy of our Audit Committee charter was filed as Exhibit B to our proxy statement for the 2007 annual meeting of stockholders, filed with the SEC on April 13, 2007.

The Compensation Committee.  The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers. The Compensation Committee met three times in 2008. The current members of the Compensation Committee are Eric P. Robison (Chairman) and Messrs. Sheridan and Green (who is not standing for reelection), each of whom is “independent,” as such term is defined under the NASDAQ Rules. In connection with Mr. Green’s retirement from our Board, Mr. Everett is being appointed to serve on the Compensation Committee.

The Compensation Committee does not have a formal charter. Our Board has delegated to the Compensation Committee the following areas of responsibilities:

•	performance evaluation, compensation and development of our executive officers;

•	establishment of performance objectives under the Company’s short- and long-term incentive compensation plans and determination of the attainment of such performance objectives; and

•	oversight and administration of benefit plans.

The Compensation Committee generally consults with management in addressing executive compensation matters. The compensation of our Chief Executive Officer is largely established by his employment agreement, and the compensation of the other executive officers is determined after taking into account compensation recommendations made by the Chief Executive Officer. Our Chief Executive Officer, based on the performance evaluations of the other executive officers, recommends to the Compensation Committee compensation for those executive officers. The executive officers, including our Chief Financial Officer, also provide recommendations to the Compensation Committee from time to time regarding key business drivers included in compensation program designs, especially incentive programs, which may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Financial Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes and their impact on executive compensation. The Compensation Committee has the authority to retain a compensation consultant.

Nomination Process

Our Board does not have a standing nominating committee. Due to the small size of our Board and the historically low turnover of its members, we do not currently foresee the need to establish a separate nominating committee or adopt a charter to govern the nomination process. Similarly, we do not have a formal process for identifying and evaluating nominees for director. Generally, director candidates have been first identified by evaluating the current members of our Board whose term will be expiring at the next annual meeting and who are willing to continue in service. If a member whose term is expiring no longer wishes to continue in service, or if our Board decides not to re-nominate such member, our Board would then commence a search for qualified individuals meeting the criteria discussed below. Research may also be performed to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

In accordance with Company policy and the NASDAQ Rules, nominees for director (other than Robert H. Sheridan, III, who is nominated pursuant to certain contractual rights held by one of our stockholders) must either be (1) recommended by a majority of the independent directors for selection by our Board or (2) discussed by the full Board and approved for nomination by the affirmative vote of a majority of our Board, including the affirmative vote of a majority of the independent directors.

Historically, we have not had a formal policy with regard to the consideration of director candidates recommended by our stockholders. To date, our Board has not received any recommendations from stockholders requesting that it consider a candidate for inclusion among our Board’s slate of nominees in our proxy statement, other than pursuant to the exercise of the aforementioned contractual rights. The absence of such a policy does not mean, however, that a recommendation would not have been considered had one been received, or will not be considered, if one is received in the future. Our Board will give consideration to the circumstances in which the adoption of a formal policy would be appropriate.

Our Board evaluates all candidates based upon, among other factors, a candidate’s financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder, “independence” (for purposes of compliance with the rules of the SEC and the NASDAQ Rules), and willingness, ability and availability for service. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Board may also consider such other factors as it may deem are in the best interests of us and our stockholders.

Our bylaws provide for stockholder nominations to our Board, subject to certain procedural requirements. To nominate a director to our Board, you must give timely notice of your nomination in writing to our Corporate Secretary, not later than 90 days prior to the anniversary date of the annual meeting of stockholders in the preceding year. All such notices must include (1) your name and address, (2) a representation that you are one of our stockholders, and will remain so through the record date for the upcoming annual meeting, (3) the class and number of shares of our common stock that you hold (beneficially and of record), and (4) a representation that you intend to appear in person or by proxy at the upcoming annual meeting to make the nomination. You must also provide information on your prospective nominee, including such person’s name, address and principal occupation or employment, a description of all arrangements or understandings between you, your prospective nominee and any other persons (to be named), the written consent of the prospective nominee, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of your prospective nominee.

MEMBERS OF THE BOARD OF DIRECTORS

Director Nominated for Reelection to Serve until the 2010 Annual Meeting

Ralph B. Everett, age 57, has served as one of our directors since July 1998. Since January 2007, Mr. Everett has served as the President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a national, nonprofit research and public policy institution located in Washington, D.C. Prior to 2007, Mr. Everett had been a partner with the Washington, D.C. office of the law firm of Paul, Hastings, Janofsky & Walker LLP, where he headed the firm’s Federal Legislative Practice Group. In 1998, Mr. Everett was appointed by President Clinton as United States Ambassador to the 1998 International Telecommunication Union Plenipotentiary Conference. He is a director and a member of the Investment Committee of Shenandoah Life Insurance Company. He is also a member of the Board of Visitors of Duke University Law School.

Continuing Directors with a Term Expiring at the 2010 Annual Meeting

Eric P. Robison, age 49, has served as one of our directors since August 1999. Mr. Robison is currently the President of Lynda.com, an Internet-based software and education training company, and President of IdeaTrek, a company that provides business consulting services. From 1994 to 2002, Mr. Robison worked for Vulcan Inc., the holding company that manages all personal and business interests for investor Paul G. Allen, as Vice President, Business Development, managing various projects and investigating investment opportunities.

Robert H. Sheridan, III, age 46, has served as one of our directors since July 1998. Mr. Sheridan has served as a Senior Vice President and Managing Director of Banc of America Capital Investors, or BACI, the principal investment group within Bank of America Corporation since January 1998, and is a Senior Vice President and Managing Director of BA Capital, which was formerly known as NationsBanc Capital Corp. He has an economic interest in the entities comprising the general partners of BACI and BA Capital. He was a Director of NationsBank Capital Investors, the predecessor of BACI, from January 1996 to January 1998.

Pursuant to our certificate of incorporation and a voting agreement entered into by Cumulus, BA Capital (through its predecessor entity) and the holders of our Class C Common Stock, the holders of our Class C Common Stock have the right, voting as a single class, to elect one director to our Board, referred to as the Class C Director, and such stockholders are obligated to elect a person designated by BA Capital to serve as such director. The rights and obligations under the voting agreement shall continue until such time that BA Capital, together with its affiliates, no longer own at least 50% of the number of shares of our common stock as BA Capital held on June 30, 1998. At such time, the term of the Class C Director, and the right of the holders of our Class C Common Stock to elect the Class C Director, shall terminate. Mr. Sheridan has served as BA Capital’s designee for such position since July 1998.

Continuing Director With a Term Expiring at the 2011 Annual Meeting

Lewis W. Dickey, Jr., age 47, has served as our Chairman, President and Chief Executive Officer since December 2000, and as a Director since March 1998. Mr. L. Dickey was one of our founders and initial investors, and served as our Executive Vice Chairman from March 1998 to December 2000. Mr. L. Dickey is a nationally-regarded consultant on radio strategy and the author of The Franchise-Building Radio Brands, published by the National Association of Broadcasters (the “NAB”), one of the industry’s leading texts on competition and strategy. Mr. L. Dickey also serves as a member of the NAB’s Radio Board of Directors. He holds Bachelor of Arts and Master of Arts degrees from Stanford University and a Master of Business Administration degree from Harvard University. Mr. L. Dickey is the brother of John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

As previously announced, one of our current directors, Holcombe T. Green, Jr., whose term expires at the 2009 annual meeting, will not stand for reelection. Following his retirement, our Board will be comprised of four directors.

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS

Any matter intended for our Board, or for any individual member or members of our Board, should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, with a request to forward the same to the intended recipient. In the alternative, stockholders may direct correspondence to our Board to the attention of the chairman of the Audit Committee of the Board, in care of Richard S. Denning, Corporate Secretary, at our principal executive offices. All such communications will be forwarded unopened.

We do not have a formal policy regarding attendance by directors at our annual meetings, but we encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting. All incumbent directors and nominees attended last year’s annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information concerning the beneficial ownership of our common stock as of March 20, 2009 (unless otherwise noted) by (1) each of our directors and each of our other executive officers who were employed as of December 31, 2008, (2) all of our directors and executive officers as a group, and (3) each person known to us to own beneficially more than 5% of any class of our common stock.

	Class A Common
	Stock(1)		Class B Common Stock(1)		Class C Common Stock(1)(2)		Percentage
	Number of		Number of		Number of		of Voting
Name of Stockholder	Shares	Percentage	Shares	Percentage	Shares	Percentage	Control

Banc of America Capital Investors SBIC, L.P.(3)	821,568	2.4%	4,959,916	85.4%	—	—	2.0%
BA Capital Company, L.P.(3)	853,584	2.5%	849,275	14.6%	—	—	2.1%
Lewis W. Dickey, Sr.(4)	9,828,785	28.2%	—	—	1,144,871	100%	46.0%
Hawkeye Capital Master(5)	3,238,885	9.3%	—	—	—	—	7.9%
Dimensional Fund Advisors LP(6)	3,103,934	8.9%	—	—	—	—	7.5%
Cyrus Capital Partners, L.P.(7)	2,726,463	7.8%	—	—	—	—	6.6%
Wallace R. Weitz & Company(8)	2,225,600	6.4%	—	—	—	—	5.4%
Barclays Global Investors, NA(9)	1,890,183	5.4%	—	—	—	—	4.6%
Lewis W. Dickey, Jr.(10)	9,828,785	28.2%	—	—	1,144,871	100%	46.0%
John W. Dickey(11)	1,982,397	5.7%	—	—	—	—	4.8%
Martin R. Gausvik(12)	169,325	*	—	—	—	—	*
Jon G. Pinch(13)	180,631	*	—	—	—	—	*
Robert H. Sheridan, III(14)	16,258	*	—	—	—	—	*
Ralph B. Everett	19,297	*	—	—	—	—	*
Eric P. Robison	31,549	*	—	—	—	—	*
Holcombe T. Green, Jr.	16,258	*	—	—	—	—	*
All directors and executive officers as a group (8 persons)	12,244,500	35.1%	—	—	1,144,871	100%	51.1%

*	Indicates less than one percent.

(1)	Except upon the occurrence of certain events, holders of Class B Common Stock are not entitled to vote, whereas each share of Class A Common Stock entitles its holder to one vote and, subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class B Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class B Common Stock (provided that the prior consent of any governmental authority required to make the conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock or Class C Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC.

(2)	Subject to certain exceptions, each share of Class C Common Stock entitles its holders to ten votes. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of the Class C Common Stock (provided that the prior consent of any governmental authority required to make such conversion lawful has been obtained) without cost to such holder (except any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the certificate surrendered is registered), into Class A Common Stock on a share-for-share basis; provided that our Board has determined that the holder of Class A Common Stock at the time of conversion would not disqualify us under, or violate, any rules and regulations of the FCC. In the event of the death of Mr. L. Dickey or in the event he becomes disabled and, as a result, terminates his employment with us, each share of Class C Common Stock held by him, or any party related to or affiliated with him, will be automatically be converted into one share of Class A Common Stock.

(3)	The address of BA Capital Company, L.P. and Banc of America Capital Investors, SBIC, L.P. is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Includes options to purchase 10,000 shares of Class A Common Stock granted to BA Capital Company, L.P. in connection with its designation of a member to serve on our Board and exercisable within 60 days. This information is based in part on a Schedule 13 D/A filed on July 23, 2007 and in part on a Form 4 filed on January 2, 2009.

(4)	Represents (i) direct ownership of 884,000 shares of Class A Common Stock; (ii) indirect beneficial ownership of 6,215,679 shares of Class A Common Stock registered in the name of the Lewis W. Dickey, Sr. Revocable Trust, by virtue of his position as trustee; and (iii) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership of 2,729,106 shares of Class A Common Stock and 1,144,871 shares of Class C Common Stock beneficially owned by his son, Lewis W. Dickey, Jr. (see footnote 11). Mr. L. Dickey, Sr. disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Jr. The address of Lewis W. Dickey Sr. and the Lewis W. Dickey, Sr. Revocable Trust is 11304 Old Harbor Road, North Palm Beach, Florida 33408. The information for Mr. L. Dickey, Sr. and the Lewis W. Dickey, Sr. Revocable Trust is based on a Form 4/A filed on January 27, 2009.

(5)	The address of Hawkeye Capital Master is One Capital Place, P.O. Box 897GT, Georgetown, Grand Cayman E9 475. This information is based on a Schedule 13G filed on February 18, 2009.

(6)	The address of Dimensional Fund Advisors LP is Palisades West Building One 6300 BeeCave Road, Austin, Texas 78746. Dimension Fund Advisors LP was formerly Dimension Fund Advisors Inc. This information is based on a Schedule 13G/A filed on February 9, 2009.

(7)	The address of Cyrus Capital Partners, L.P. is 390 Park Avenue, 21st Floor, New York, New York 10022. This information is based on a Schedule 13G filed on January 28, 2008.

(8)	The address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124. This information is based on a Schedule 13G filed on January 14, 2009.

(9)	The address of Barclays Global Investors, NA., is 400 Howard Street, San Francisco, California 94105. This information is based on a Schedule 13G filed on February 5, 2009.

(10)	Represents (i) direct ownership by Mr. L. Dickey, Jr. of 2,689,106 shares of Class A Common Stock and 644,871 shares of Class C Common Stock; (ii) indirect beneficial ownership of 10,000 shares of Class A Common Stock registered in the name of DBBC, LLC, by virtue of his controlling interest in that entity; (iv) options to purchase 30,000 shares of Class A Common Stock and 500,000 shares of Class C Common Stock exercisable within 60 days; and (v) in accordance with Regulation 13D of the Exchange Act, indirect beneficial ownership 7,099,679 shares of Class A Common Stock beneficially owned by his father, Lewis W. Dickey, Sr. (see footnote 4). Mr. L. Dickey, Jr. disclaims beneficial ownership of all of the shares held by DBBC, LLC except to the extent of his pecuniary interest therein, and disclaims beneficial ownership of all of the shares owned or controlled by Mr. L. Dickey, Sr.

(11)	Represents beneficial ownership attributable to Mr. J. Dickey as a result of his direct ownership of 1,906,043 shares of Class A Common Stock and options to purchase 76,354 shares of Class A Common Stock exercisable within 60 days.

(12)	Represents beneficial ownership attributable to Mr. Gausvik as a result of his direct ownership of 168,881 shares of Class A Common Stock as well as 444 shares owned by his daughter.

(13)	Represents beneficial ownership attributable to Mr. Pinch as a result of his direct ownership of 180,631 shares of Class A Common Stock.

(14)	Does not reflect any shares owned by BACI or by BA Capital. Mr. Sheridan is a Senior Vice President and Managing Director of each of BACI and BA Capital and a Managing Director of Bank of America Capital Investors, one of the principal investment groups within Bank of America Corporation. He has an economic interest in the entities comprising the general partners of BACI and BA Capital. As BA Capital’s designee to our Board, Mr. Sheridan disclaims beneficial ownership of the options except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, are required to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Based upon our review of copies of such reports for our 2008 fiscal year and written representations from our directors and executive officers, except as described below, we believe that our directors and executive officers, and beneficial owners of more than 10% of our common stock, have complied with all applicable filing requirements for our 2008 fiscal year.

Messrs. J. Dickey, Gausvik and Pinch each filed a late report on August 22, 2008 regarding shares withheld for tax purposes in connection with the vesting, on five dates during 2008, of portions of prior awards of restricted shares. Lewis W. Dickey, Sr., father of Messrs. L. Dickey and J. Dickey and the beneficial owner of more than 10% of our common stock, filed late reports on Form 3 and Form 4 covering purchases made between June 2, 2008 and August 11, 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis provides an overview of our compensation objectives and policies, the elements of compensation that we provide to our top executive officers, and the material factors that we considered in making the decisions to pay such compensation. Following this analysis, we have provided a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, whom we refer to as our named executive officers:

•	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer;

•	Martin R. Gausvik, our Executive Vice President, Treasurer and Chief Financial Officer;

•	Jon G. Pinch, our Executive Vice President and Co-Chief Operating Officer; and

•	John W. Dickey, our Executive Vice President and Co-Chief Operating Officer.

The discussion below is intended to help you understand the information provided in those tables and put that information in context within our overall compensation program.

Executive Compensation Program Objectives

Our executive compensation program has three primary and related objectives:

•	to provide a total compensation package that allows us to compete effectively in attracting, rewarding and retaining executive leadership talent,

•	to reward executives for meaningful performance that contributes to enhanced long-term stockholder value and our general long-term financial health, and

•	to align the interests of our executives with those of our stockholders.

In accordance with these goals, we provide a significant portion of each executive’s compensation in the form of at-risk incentive awards that measure individual performance and our success as a company in achieving our business strategy and objectives. With respect to our performance, we focus primarily on the performance and results of our stations, as measured by station operating income, which is a financial measure that isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio, and the cash flow generated by our business.

Our compensation program is implemented by the Compensation Committee of our Board. Information about the Compensation Committee and its composition, responsibilities and operations can be found in “— Committees of the Board — The Compensation Committee.”

Compensation Program Elements and Their Purpose

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities. The program also contains elements relating to retirement, severance, and other employee benefits.

Base salary.  Base salary is the fixed portion of an executive’s annual compensation and is intended to recognize fundamental market value for the skills and experience of the individual relative to the responsibilities of his position with us. Changes to base salary are intended to reflect, among other things, the executive’s performance as indicated through functional progress, career and skill development, and mastery of position competency requirements. Base salary is the foundational element of the total compensation package to which most other elements relate.

Annual incentive.  Unlike base salary, which is fixed, annual incentive compensation is intended to vary as a direct reflection of company and individual performance over a twelve-month period. The incentive opportunity is typically expressed as a percent of base salary and is paid in the form of a cash bonus. In addition to amounts that may be awarded pursuant to annual incentive performance awards, the Compensation Committee has the authority to make discretionary bonus awards, including awards based on Company or individual performance.

Long-term incentives.  Long-term incentives, which have been made in the form of grants of options exercisable for our common stock or awards of restricted shares of our common stock, are granted with the intent to reward performance over a multi-year period with clear links to performance criteria and long-term stockholder value. For Mr. L. Dickey, the incentive opportunity through May 2013 has been set pursuant to the terms of his current employment agreement, which took effect on December 20, 2006, and was designed to maintain a desired balance between short- and long-term compensation over the term of the agreement, as discussed further below. The incentive opportunity for our other named executive officers, determined on an annual basis by the Compensation Committee, is designed to maintain a similar balance. The realized compensation from these incentives will vary as a reflection of stock price or other financial performance over time. For 2008, we used awards of restricted stock exclusively to deliver long-term incentive opportunity to our named executive officers.

On December 30, 2008, we consummated an exchange offer (the “option exchange offer”), unrelated to our regular compensation structure, to our employees and non-employee directors (or a designated affiliate of one of the foregoing) to exchange their outstanding options to purchase our Class A Common Stock that were granted on or after October 2, 2000 for a combination of restricted shares of our Class A Common Stock and replacement options to purchase Class A Common Stock. The option exchange offer was intended to accomplish a number of important objectives. First, by providing long-term incentives in the form of both restricted shares and new options, we believe we have reinforced the “ownership culture” among our employees and more closely aligned employees’ interests with those of our stockholders. Second, by reintroducing vesting restrictions on restricted shares and new options, where the vast majority of the old options were fully vested, we believe we have significantly improved the retention effects of our long-term incentives to ensure the continuity of our employees. Finally, upon completion of the option exchange offer, we terminated all remaining share availability under our currently existing equity incentive plans (other than the 2008 Equity Incentive Plan), and do not intend to make any further awards under those plans. As a result, we believe that the option exchange offer has significantly reduced overhang and decreased the potential dilution that could result from the exercise of currently outstanding or future awards of equity incentive grants.

Employee retirement/health and welfare benefit plans.  These benefits are intended to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, for the executives and their families. Our executives generally participate in the same programs pertaining to medical coverage (active employee and retiree), life insurance, disability, and retirement offered to all of our eligible employees. In addition, our executives participate in an executive life insurance program. We believe that our benefits and retirement programs are comparable to those offered by the companies in our industry and, as a result, are needed to ensure that our executive compensation remains competitive.

Severance and other termination payments.  Each named executive officer is party to an employment agreement under which he may receive severance benefits upon his termination of employment in various circumstances, including following a change of control. The severance-related agreements available to the named executive officers are described in more detail under “— Potential Payments upon Termination or Change of Control.” We believe that our severance arrangements, including the amount of the severance benefit, are comparable to those offered by the companies in our peer groups and, as a result, are needed to ensure that our executive compensation remains competitive.

Executive perquisites.  We provide a car allowance to each of our named executive officers. We do not provide perquisites such as financial planning or country club memberships.

Determining the Amount of Each Element

Base salary.  We are party to employment agreements with each of our named executive officers. Each of these agreements provides for a contractual level of base salary. The agreements with Messrs. Gausvik, Pinch and J. Dickey provide for discretionary annual increases within certain parameters, and the Compensation Committee seeks to set base salaries at levels that we and the executive deem fair, given the executive’s responsibilities and individual performance.

Annual incentive.  Like base salary, the parameters of the cash bonus also are set forth in the employment agreements with each of the named executive officers, and are based on achievement of annual performance goals established by the Compensation Committee. Within those parameters, however, the Compensation Committee maintains a level of discretion and flexibility, including the ability to make cash bonus awards to executives even in circumstances where pre-established performance targets are not satisfied. The decision to increase or decrease cash bonuses from year to year is generally based on a variety of factors the Compensation Committee deems appropriate, including our overall performance, the executive’s individual performance, the business environment over the course of the prior year, and any extraordinary accomplishments during the prior year. These factors are discussed more thoroughly under “— Long-term incentives,” immediately below. We believe this flexibility, coupled with a history of appropriately rewarding performance, provide an effective incentive for the continued superior performance of our executives.

For 2008, the Compensation Committee, after review and consideration of our overall and relative financial performance and an assessment of the individual and relative performance of our named executive officers, approved discretionary cash bonuses for each of our named executive officers, including our Chief Executive Officer.

Long-term incentives.  In connection with determining the equity incentive compensation for each of our named executive officers in 2008, the Compensation Committee considered a number of factors, including:

•	Year-over-year performance. Our 2008 same-station station operating income decreased 8.0% from that in 2007. The Compensation Committee feels that station operating income is a meaningful measure of our performance, as it isolates the amount of income generated solely by our stations and assists our management in evaluating the earnings potential of our station portfolio. Our management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the measure to be extremely useful in order to determine the value of our portfolio of stations. We believe that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators.

•	Performance relative to our peers in the industry. Although our 2008 results were generally lower than our results for 2007, the Compensation Committee also examined our results as compared to similarly situated competitors in our industry, noting that on a relative basis, our operating performance was stronger than several of our competitors.

•	Cumulus Media Partners. When setting compensation levels for 2008, the Compensation Committee gave considerable weight to the additional responsibilities placed on by our named executive officers in managing Cumulus Media Partners, LLC (“CMP”), a private partnership created by Cumulus and affiliates of Bain Capital Partners LLC, The Blackstone Group and Thomas H. Lee Partners, L.P. The Compensation Committee recognizes, and in making compensation decisions took into account, the fact that our named executive officers now manage an enterprise that has nearly doubled in size as a result of the CMP partnership, based on station operating income. We expect that future compensation determinations, especially over the next several years, will continue to reflect the increased responsibilities of our named executive officers relating to CMP.

As noted earlier, for 2008 we used awards of restricted stock to deliver long-term incentives. These awards generally are designed to vest over four years (half of Mr. L. Dickey’s awards are contingent on meeting a performance goal as well, described below). The purpose of these awards is to focus the executives on total stockholder return, with a substantial risk of forfeiture in the first four years, and to provide retention value during the service period. In addition, because the per share grant date value of restricted shares is effectively greater than the per share grant date value of stock options, fewer shares are awarded compared to stock options. The Compensation Committee believes that these awards provide significant performance incentive and retention value while aligning the applicable compensation with stockholder interests.

The realized compensation value from long-term incentives is ultimately determined by our stock price performance over the term of the awards and the executive’s decision as to when to sell shares.

The decision to rely solely on awards of restricted stock (as opposed to stock options, other forms of equity, or cash) as long-term incentive compensation was determined based upon industry trends in equity compensation, by balancing factors that included the cost of equity awards and projected impact on stockholder dilution, and as a result of our adoption of SFAS No. 123R, Share Based Compensation, which requires the measurement and recognition of compensation expense for all share-based awards to employees and directors based on estimated fair values.

Compensation of the Chief Executive Officer.  Mr. L. Dickey is compensated pursuant to the terms of his Employment Agreement, which was entered into on December 20, 2006. See “— Employment Agreements.”

Allocating Between Long-term and Annual Compensation

We seek to maintain an executive compensation program that is balanced in terms of each element of pay relative to competitive practices, with the incentive emphasis placed on long-term results. The overall program is intended to balance business objectives for executive pay for performance, retention, competitive market practices and stockholder interests. Based on the fair value of equity awards granted to named executive officers in 2008 and the 2008 base salary of the named executive officers, approximately 55.5% of the annual total direct compensation target opportunity was subject to performance risk for named executive officers through the annual and long-term incentive plans. Annual cash-incentive awards, which constitute short-term incentives, accounted for approximately 14.0% of annual target compensation for the named executive officers. Long-term incentive awards made up approximately 41.5% of the annual target compensation mix for the named executive officers. The Compensation Committee developed target total direct compensation and these relative divisions between short- and long-term incentives for 2008 based upon its own analysis of general compensation practices at similar companies.

When Long-term Grants are Made

The Compensation Committee typically grants long-term incentive awards annually at a regularly-scheduled meeting of our Board, usually in the first or second quarter of the fiscal year. The meeting date is scheduled well in advance and without regard to potential stock price movement. On February 26, 2009, the Compensation Committee awarded Mr. L. Dickey a grant of restricted shares, pursuant to the terms of his employment agreement, and awarded J. Dickey, M. Gausvik and J. Pinch grants of restricted shares.

The Role of Executive Officers in Determining Executive Compensation

Our Chief Executive Officer develops recommendations regarding executive compensation, including proposals relative to compensation for individual executive officers, using internal and external resources. These resources include such things as compensation surveys, external data and reports from consultants and data, reports and recommendations from internal staff. Recommendations from our Chief Executive Officer include and consider all aspects of the compensation program — philosophy, design, compliance and competitive strategy — as well as specific actions regarding individual executive officer compensation. The Compensation Committee reviews these recommendations, and decides whether to accept, reject, or revise the proposals.

Our Chief Executive Officer and our Chief Financial Officer assist the Compensation Committee in understanding key business drivers included in program designs, especially incentive programs. This may include defining related measures and explaining the mutual influence on or by other business drivers and the accounting and tax treatment relating to certain awards. Our Chief Executive Officer also provides regular updates to the Compensation Committee regarding current and anticipated performance outcomes and their impact on executive compensation.

Our general counsel, with the assistance of our outside counsel, ensures that appropriate plan documentation and approvals are received in order to keep executive pay programs in compliance with applicable laws and stock exchange listing requirements. Our general counsel and outside counsel also advise the Compensation Committee and our Board regarding compliance with appropriate governance standards and requirements.

Discretion to Modify Awards

As previously noted, annual incentive awards are based on our performance and that of each individual executive officer over the most recently completed fiscal year. The Compensation Committee reserves the right to adjust individual goals during the course of the year in order to reflect changes in our business.

Under our equity incentive plans, the Compensation Committee has limited discretion to extend an award that would otherwise be forfeited, but not beyond the original term of the award. The Compensation Committee generally does not have the authority to unilaterally rescind an award. Each award defines the terms under which it would be forfeited according to the terms of the applicable equity incentive plan.

Impact of Restated Earnings on Previously Paid or Awarded Compensation

We have not had to restate earnings in a manner that would impact incentive award payments. If future restatements are necessary, the Compensation Committee and the Board will consider the facts and circumstances relating to the cause of the restatement, as well as the requirements under Section 304 of the Sarbanes-Oxley Act of 2002, in determining whether any payments based upon the financial results were made unjustly and the materiality and methods for recovering such payments.

Accounting and Tax Treatment of Direct Compensation

For executives, all compensation is subject to federal, state and local taxes as ordinary income or capital gains as various tax jurisdictions provide. Section 162(m) of the U.S. tax code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee anticipates that awards under our long-

term incentive programs will continue to qualify as performance-based compensation. To maintain flexibility in compensating our executives, however, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on the selection of forms of compensation.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors:

Eric P. Robison, Chairman
Holcombe T. Green, Jr.
Robert H. Sheridan, III

Summary Compensation Table

We have employment agreements with each of our executive officers, as described under “— Employment Agreements” below. The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2008, December 31, 2007, and December 31, 2006.

Based on the fair value of equity awards granted to named executive officers in 2008 and the 2008 base salary of the named executive officers, approximately 43.4% of the annual total direct compensation was base salary. Cash-incentive awards, which constitute short-term incentives, accounted for approximately 14.0% of annual target compensation and restricted share grants, which constitute long-term incentives, made up approximately 41.5% of the annual compensation mix for the named executive officers.

(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(j)
								Change in
								Pension
							Non-	Value and
							Equity	Non-
							Incentive	Qualified
							Plan	Deferred
				Stock		Option	Compen-	Compensation	All Other
		Salary	Bonus	Awards		Awards	sation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)		($)	($)(1)	($)	($)		($)

Lewis W. Dickey, Jr.,	2008	$941,171	$500,000	$1,942,400		$0	n/a	n/a	$16,366	(3)	$3,399,937
Chairman, President and	2007	901,250	n/a	8,560,300	(4)	0	700,000	n/a	12,976	(5)	10,174,526
Chief Executive Officer	2006	825,000	n/a	3,395,000	(6)	0	800,000	n/a	13,476	(7)	5,033,476
Martin R. Gausvik,	2008	500,000	50,000	75,600		0	n/a	n/a	15,876	(8)	641,476
Executive Vice President,	2007	495,000	n/a	147,600		0	100,000	n/a	17,519	(9)	760,119
Treasurer and Chief	2006	485,100	n/a	174,300		0	175,000	n/a	18,645	(10)	853,045
Financial Officer
Jon G. Pinch,	2008	510,000	100,000	100,800		0	n/a	n/a	12,276	(11)	723,076
Executive Vice President	2007	505,000	n/a	196,800		0	120,000	n/a	13,687	(12)	835,487
and Co-Chief Operating	2006	486,675	n/a	232,400		0	200,000	n/a	14,556	(13)	933,631
Officer
John W. Dickey,	2008	580,001	165,000	302,400		0	n/a	n/a	15,876	(14)	1,063,277
Executive Vice	2007	570,000	n/a	590,400		0	185,000	n/a	14,572	(15)	1,359,972
President and	2006	548,372	n/a	697,200		0	250,000	n/a	15,072	(16)	1,510,644
Co-Chief Operating Officer

(1)	We consider the bonuses paid in a given fiscal year as being earned in the prior fiscal year. The amounts reported in this column for reflect the bonus earned in the year indicated.

(2)	The amounts in column (e) reflect the dollar amount of awards pursuant to the 1998 Stock Incentive Plan, 2004 Equity Incentive Plan and 2008 Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in note 11 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008. These amounts do not include awards dated December 30, 2008 made pursuant to an exchange offer to our employees and non-employee directors to exchange outstanding options granted after October 2, 2000 for a combination of restricted shares and replacement options.

(3)	Reflects an automobile allowance of $12,000 and employer-paid life insurance premiums of $4,366.

(4)	Includes a one-time grant of deferred shares issued as an inducement to Mr. L. Dickey to enter into his employment agreement.

(5)	Reflects an automobile allowance of $11,500 and employer-paid life insurance premiums of $1,476.

(6)	In March 2006 Mr. L. Dickey received an award of restricted shares of our Class A Common Stock that was valued at $3,395,000, as recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R. See note (2) above. However, on December 20, 2006, we repurchased those shares, at their then-current market value, as part of a previously disclosed share and option repurchase arrangement that was part of Mr. L. Dickey’s employment agreement that took effect in December 2006.

(7)	Reflects an automobile allowance of $12,000 and employer-paid life insurance premiums of $1,476.

(8)	Reflects an automobile allowance of $12,000 and employer-paid life insurance premiums of $3,876.

(9)	Reflects an automobile allowance of $11,500, employer-paid life insurance premiums of 3,072, and a 401(k) contribution of $2,947.

(10)	Reflects an automobile allowance of $8,050, employer-paid life insurance premiums of 3,072, and a 401(k) contribution of $3,573.

(11)	Reflects an automobile allowance of $8,400 and employer-paid life insurance premiums of $3,876.

(12)	Reflects an automobile allowance of $8,050, employer-paid life insurance premiums of 3,072, and a 401(k) contribution of $2,565.

(13)	Reflects an automobile allowance of $8,400, employer-paid life insurance premiums of 3,072, and a 401(k) contribution of $3,084.

(14)	Reflects an automobile allowance of $12,000 and employer-paid life insurance premiums of $3,876.

(15)	Reflects an automobile allowance of $11,500 and employer-paid life insurance premiums of 3,072.

(16)	Reflects an automobile allowance of $12,000 and employer-paid life insurance premiums of 3,072.

Grants of Plan-Based Awards

The Compensation Committee approved awards of restricted common stock, pursuant to our 2004 Equity Incentive Plan and our 2008 Equity Incentive Plan, to each of our executive officers in 2008. Awards dated December 30, 2008 were made pursuant to an exchange offer to our employees and non-employee directors to exchange outstanding eligible options granted after October 2, 2000 for a combination of restricted shares and replacement options.

The restricted share and option grants to Messrs. Gausvik, Pinch and J. Dickey on May 23, 2008 and to Messrs. L. Dickey, Gausvik, Pinch and J. Dickey on December 30, 2008 were of time-vested shares or options: one-half of each grant will vest on the second anniversary of the grant date, with the remainder to vest one-quarter at each of the third and fourth anniversaries. The grants are conditioned on the continuous employment of the grant recipients.

With regard to the grant to Mr. L. Dickey on February 8, 2008, half of the grant was of time-vested restricted shares, which will vest according to the same schedule as the grants to the other executive officers, as described above. The remaining portion of the grant was for performance-based restricted stock awards, which will vest upon achievement of a Compensation Committee-approved target average annual Adjusted EBITDA (calculated on a same-station basis) for the three-year period ending December 31, 2011.

The table below summarizes the grants of plan-based awards to each of the named executive officers for the fiscal year ended December 31, 2008.

						Estimated
			Estimated			Future		All Other	All Other
			Future			Payouts		Stock	Option
			Payouts Under			Under		Awards:	Awards:	Exercise	Grant Date
			Non-Equity			Equity		Number of	Number of	or Base	Fair
			Incentive			Incentive		Shares of	Securities	Price of	Value of
			Plan Awards			Plan Awards		Stock or	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Grant Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Lewis W. Dickey, Jr.,	February 8, 2008	n/a	n/a	n/a	n/a	320,000	n/a	n/a	n/a	n/a	$1,942,400
Chairman, President and	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	69,244	n/a	n/a	$175,880
Chief Executive Officer	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	67,896	2.79	$69,254
	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	67,895	2.92	$66,537
	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	67,895	3.30	$60,427

Martin R. Gausvik,	May 23, 2008	n/a	n/a	n/a	n/a	15,000	n/a	n/a	n/a	n/a	$75,600
Executive Vice President,	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	53,856	n/a	n/a	$136,794
Treasurer and Chief	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	55,902	2.54	$60,933
Financial Officer	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	55,902	2.92	$54,784
	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	55,901	3.30	$49,752

Jon G. Pinch,	May 23, 2008	n/a	n/a	n/a	n/a	20,000	n/a	n/a	n/a	n/a	$100,800
Executive Vice President	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	20,433	n/a	n/a	$51,900
and Co-Chief Operating	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,975	2.54	$22,863
Officer	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,975	2.92	$20,556
	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,974	3.30	$18,667

John W. Dickey,	May 23, 2008	n/a	n/a	n/a	n/a	60,000	n/a	n/a	n/a	n/a	$302,400
Executive Vice President	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	58,985	n/a	n/a	$149,822
and Co-Chief Operating	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	61,847	2.79	$63,084
Officer	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	61,846	2.92	$60,609
	December 30, 2008	n/a	n/a	n/a	n/a	n/a	n/a	n/a	61,846	3.30	$55,043

(1)	Includes awards made pursuant to the option exchange offer, consummated on December 30, 2008.

(2)	The amounts in column (l) reflect the dollar amount of awards pursuant to the 1998 Stock Incentive Plan, 2004 Equity Incentive Plan and 2008 Equity Incentive Plan recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123R. Assumptions used in the calculation of these amounts are included in note 11 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards*					Stock Awards*
									Equity
								Equity	Incentive
								Incentive	Plan
			Equity					Plan	Awards:
			Incentive					Awards:	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
			Number of			Number	Value of	Shares,	Unearned
	Number of	Number of	Securities			of	Shares or	Units or	Shares,
	Securities	Securities	Underlying			Shares or	Units of	Other	Units or
	Underlying	Underlying	Unexercised	Option		Units of	Stock	Rights	Other
	Unexercised	Unexercised	Unearned	Exercise	Option	Stock That	That	That Have	Rights That
	Options (#)	Options (#)	Options	Price	Expiration	Have Not	Have Not	Not Vested	Have Not
Name	Exercisable	Unexercisable	(#)	($)	Date	Vested (#)	Vested ($)	(#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Lewis W. Dickey, Jr.,	—	—	—	—	—	—	—	709,244	$1,766,018
Chairman, President and	0	67,896	0	$2.79	12/30/2018	—	—	—	—
Chief Executive Officer	0	67,895	0	$2.92	12/30/2018	—	—	—	—
	0	67,895	0	$3.30	12/30/2018			—	—
	30,000	0	0	$27.875	8/30/2009	—	—	—	—
	500,000	0	0	$27.875	8/30/2009	—	—	—	—
Martin R. Gausvik,	—	—	—	—	—	—	—	92,712	$230,852
Executive Vice President,	0	55,902	0	$2.54	12/30/2018	—	—	—	—
Treasurer and Chief	0	55,902	0	$2.92	12/30/2018	—	—	—	—
Financial Officer	0	55,901	0	$3.30	12/30/2018	—	—	—	—
Jon G. Pinch,	—	—	—	—	—	—	—	69,806	$173,817
Executive Vice President	0	20,975	0	$2.54	12/30/2018	—	—	—	—
and Co-Chief	0	20,975	0	$2.92	12/30/2018	—	—	—	—
Operating Officer	0	20,974	0	$3.30	12/30/2018	—	—	—	—
John W. Dickey,	—	—	—	—	—	—	—	206,067	$513,107
Executive Vice President	0	61,847	0	$2.79	12/30/2018	—	—	—	—
and Co-Chief Operating	0	61,846	0	$2.92	12/30/2018	—	—	—	—
Officer	0	61,846	0	$3.30	12/30/2018	—	—	—	—
	76,354	0	0	$27.875	8/30/2009	—	—	—	—

*	Includes awards made pursuant to the option exchange offer, consummated on December 30, 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Lewis W. Dickey, Jr.,	0	$0	0	$0
Chairman, President and Chief Executive Officer
Martin R. Gausvik,	0	$0	18,645	$86,569
Executive Vice President, Treasurer and Chief Financial Officer
Jon G. Pinch,	0	$0	20,002	$95,151
Executive Vice President and Co-Chief Operating Officer
John W. Dickey,	0	$0	57,918	$276,901
Executive Vice President and Co-Chief Operating Officer

Potential Payments upon Termination or Change of Control

The following analyses reflect the amount of compensation payable to each of the named executive officers in the event of termination of employment under the following scenarios: resignation for good reason, termination without cause, termination for cause, resignation without reason (voluntary resignation), termination in connection with a change of control, and termination due to death or disability. The analyses assume that the date of termination was December 31, 2008, (the last business day of fiscal year 2008) and the dollar value of any equity is calculated using a per share price of $2.49, which was the reported closing price of our Class A Common Stock on that date. In addition, the analyses assume the sale, on that date, of all restricted stock whose vesting is accelerated as a result of termination and all Class A Common Stock issuable upon exercise (and payment of the exercise price) of options whose vesting is accelerated as a result of termination and whose exercise price is less than $2.49, but not the sale of existing holdings of Class A or Class C Common Stock or Class A or Class C Common Stock issuable upon exercise of already vested options.

Upon termination or resignation for any reason, the named executive officers are entitled to any earned but unpaid base salary and bonus, as well as reimbursement of any unreimbursed business expenses and payments due under the terms of our benefit plans. Our analyses assume that all such amounts have been paid as of the date of termination and thus are not otherwise reflected.

Unless otherwise specified, all cash payments are lump-sum payments.

Lewis W. Dickey, Jr.  The following analysis describes the potential payments upon termination of employment for Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer. Other than the accelerated vesting of certain awards of options and restricted stock awarded to Mr. L. Dickey in connection with prior employment agreements, all potential payments to Mr. L. Dickey upon termination of his employment or upon a change of control are governed by his current employment contract, described under “— Employment Agreements.”

According to Mr. L. Dickey’s current employment agreement, he would be entitled to compensation upon resignation for “good reason” termination without “cause,” or by death or disability. He would be eligible for additional compensation upon termination without cause during the six-month period preceding a change of control. According to his current employment agreement:

•	“good reason” means the assignment of duties inconsistent with Mr. L. Dickey’s position, authority, duties or responsibilities, or any adverse change in reporting responsibilities, other than isolated or insubstantial actions we take not in bad faith and that we correct;

•	“cause” means Mr. L. Dickey’s conviction of a felony, conviction of a crime involving Cumulus, willful misconduct or failure to substantially perform his duties in an way that materially adversely affects us, or willful fraud or material dishonesty; and

•	“change of control” means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets taken as a whole to any “person” or “group” of related persons (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934), (ii) the adoption of a plan relating to our liquidation or dissolution, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any Person or Group becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934) of more than 50% of the aggregate voting power of all classes of our capital stock having the right to elect directors under ordinary circumstances, or (iv) the first day on which a majority of the members of the Board are not Continuing Directors (as defined in the employment agreement).

Any severance payment payable to Mr. L. Dickey would be payable in four equal consecutive installments, provided that if the payment would constitute a “deferral of compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and Mr. L. Dickey were to be a “specified employee” under Section 409A, then the payment would be payable upon the earlier of 6 months from the date of termination or death. Any bonus payment payable to Mr. L. Dickey would be payable upon the final preparation of audited financial statements for the year of termination.

Mr. L. Dickey’s current employment agreement contains a confidentiality provision, an 18-month non-compete covenant, an 18-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2008, Mr. L. Dickey would have been entitled to receive:

•	for resignation for good reason or termination without cause, $2,505,081, representing a severance payment equal to two years’ base salary, plus his bonus amount for 2008, plus $8,930 (the value of 12 months’ continued coverage under the Company’s employee benefit plans);

•	for termination without cause during the six-month period preceding a change of control, $3,287,672, representing a severance payment of two years’ base salary, plus his bonus amount for 2008, plus the market value on the date of termination of a grant of 360,000 shares of Class A Common Stock (payable in a lump-sum cash payment in lieu of shares of Class A Common Stock, at our option), plus $8,930 (the value of 12 months’ continued coverage under the Company’s employee benefit plans); and

•	for termination upon death or disability, $1,950,101, representing one year’s salary continuation, plus his bonus amount for 2008, plus 8,930 (the value of 12 months’ continued coverage under the Company’s employee benefit plans) and a benefit of $500,000 under his executive life insurance policy.

Assuming Mr. L. Dickey’s employment was terminated for cause or he resigned without good reason, Mr. L. Dickey would have received no severance payments, forfeited any bonus for 2008 and, pursuant to the terms of his current employment agreement, would have been obligated to promptly pay a $4.5 million retention plan payment to us in cash.

Martin R. Gausvik, Jon G. Pinch and John W. Dickey.  The following analysis describes the potential payments upon termination of employment for Martin R. Gausvik, our Executive Vice President, Treasurer and Chief Financial Officer, Jon G. Pinch, our Executive Vice President and Co-Chief Operating Officer, and John W. Dickey, our Executive Vice President and Co-Chief Operating Officer. All potential severance payments are governed by their current employment contracts, described under “— Employment Agreements.” All potential accelerated vesting of equity awards are governed by the applicable award agreements, and provide for full acceleration upon a change of control and an additional 12 months’ vesting upon termination for death or disability.

According to their respective current employment agreements, each of Messrs. Gausvik, Pinch and J. Dickey would be entitled to compensation upon resignation for “good reason,” termination without “cause” or by death or disability. They each would be eligible for additional compensation upon termination in connection with a change of control. According to their current employment agreements:

•	“good reason” means the assignment of duties materially inconsistent with their respective positions (including status, offices, titles or reporting relationships), authority, duties or responsibilities, any material adverse change in their respective reporting responsibilities, or any action by us that results in a material diminution in their respective positions, authority, duties or responsibilities, but excluding an action not taken in bad faith that we correct; (ii) any failure by us to comply in a material respect with the compensation and benefits provisions their respective employment agreements, but excluding a failure or action not taken in bad faith that we correct; or relocation of their respective job locations by more than a specified amount;

•	“cause” means the gross negligence or willful misconduct in the performance of their respective duties; commission of any felony or act of fraud or material dishonesty involving the Company that is likely to have a material adverse effect upon our business or reputation or their respective abilities to perform their duties for the Company; material breach of any agreement with us concerning noncompetition or the confidentiality of proprietary information; or any material breach of their respective fiduciary duties to the Company; and

•	“change of control” means (a) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group other than Lewis W. Dickey, Jr. or a pre-existing controlling stockholder (or their affiliates); (b) the adoption of a plan relating to our liquidation or dissolution; (c) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 35% of our voting capital stock; or (d) the first day on which a majority of the members of our Board are not “continuing directors”. According to the 2004 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan “change of control” means (e) the acquisition by any person of beneficial ownership of 35% or more of the voting power of our common stock (other than any acquisition directly by or from us or an employee benefit plan or related trust we sponsor or maintain); (f) under certain circumstances, a change in a majority of the members of the Board; (g) consummation of a business combination transaction, unless, following such transaction, no person beneficially owns, directly or indirectly, 35% or more of the voting power of the entity resulting from such transaction and at least half of the members of the board of directors of the surviving entity were members of our Board at the time we agreed to the transaction; (h) approval by the stockholders of the Company of our complete liquidation or dissolution; or (i) such other event as the Board may determine by express resolution to constitute a change in control. According to the 2008 Equity Incentive Plan, which governs the accelerated vesting of any equity incentives under such plan, “change of control” means (v) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets to any person or group of related persons; (w) the adoption of a plan relating to our liquidation or dissolution; (x) the consummation of any transaction the result of which is that any person or group becomes the beneficial owner of more than 50% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances; (y) the first day on which a majority of the members of our Board are not “continuing directors”; or (z) such other event as the Board may determine by express resolution to constitute a change in control.

Any severance payment payable to Mr. Gausvik would be payable over the course of the year following the date of termination, in accordance with the regular payroll schedule then in effect. For Messrs. Pinch or J. Dickey, any such severance payment would be payable in four equal consecutive quarterly installments, with the first such payment to be made within 15 days following the date of termination.

Each of their respective current employment agreements contain a confidentiality provision, a 12-month non-compete covenant, a 12-month prohibition on the solicitation of employees, customers or suppliers, and a covenant of confidentiality.

Assuming a termination had occurred on December 31, 2008, Messrs. Gausvik, Pinch and J. Dickey would each have been entitled to receive:

•	for resignation for good reason or termination without cause, $500,000, $510,000 and $580,001, respectively, representing a severance payment equal to one year’s base salary.

•	for termination in connection with a change of control, $671,451, $610,678 and $876,274, respectively, representing a severance payment of one year’s base salary, plus the accelerated vesting of all of their respective, as-yet-unvested restricted shares.

•	for termination upon death or disability, $1,171,451, $1,110,678 and $1,376,274, respectively, representing one year’s salary continuation, plus an additional 12 months of vesting of their respective as-yet-unvested restricted shares, plus proceeds from their respective executive life insurance policies.

Assuming termination of employment for cause or voluntary resignation, Messrs. Gausvik, Pinch and J. Dickey would have received no severance payments and would have forfeited any bonus for 2008. In addition, upon termination for cause due to an intentional act by any of them that was adverse to us, the Board would have the right to declare all of such executive’s unvested restricted shares forfeited.

In addition to the benefits described above, according to their respective current employment agreements, upon resignation for good reason, termination without cause, death or disability, unvested options that would have vested in the 12 months after the date of termination will immediately vest, and upon termination within one year following a change of control, all unvested options will immediately vest. As of the assumed date of termination, none of Messrs. Gausvik, Pinch or J. Dickey had unvested options with an exercise price less than $2.49.

Director Compensation

We use a combination of cash and stock-based incentive combination to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as directors as well as the expertise and knowledge required. Generally, non-employee directors receive a fee of $7,500 per quarter ($30,000 annually). Additionally, each non-employee director receives an additional $2,500 per quarter ($10,000 annually) for each committee membership he holds. Each non-employee director also receives a $1,500 fee for each in-person meeting of our Board (or for each in-person meeting of a committee, if not conducted in connection with a Board meeting) and $300 for each telephonic meeting of our Board or a committee thereof. Finally, each non-employee director receives reimbursement of out-of-pocket expenses incurred in connection with attendance at each such meeting.

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)	($)(2)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ralph B. Everett	$48,100	27,720	n/a	n/a	n/a	n/a	$75,820
Holcombe T. Green, Jr.	$59,900	30,240	n/a	n/a	n/a	n/a	$90,140
Eric P. Robison	$45,400	27,720	n/a	n/a	n/a	n/a	$73,120
Robert H. Sheridan, III	$59,900	30,240	n/a	n/a	n/a	n/a	$90,140

(1)	Lewis W. Dickey, Jr., our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation Mr. L. Dickey received as an employee is shown in the Summary Compensation Table elsewhere in this proxy statement.

Employment Agreements

As discussed more particularly below, we have entered into employment agreements with each of our named executive officers. Subject to certain exceptions, these employment agreements prohibit each of our named executive officers from competing with us for a specified period of time after a termination of employment.

Lewis W. Dickey, Jr., serves as our Chairman, President and Chief Executive Officer. On December 20, 2006, we entered into a Third Amended and Restated Employment agreement with Mr. L. Dickey. The agreement has an initial term through May 31, 2013, and is subject to automatic extensions of one-year terms thereafter unless terminated by advance notice by either party in accordance with the terms of the agreement. Mr. L. Dickey shall receive an initial base salary of $900,000 per year with annual increases of $40,000, subject to further merit increases as the Compensation Committee deems appropriate. Mr. L. Dickey is also eligible for an annual bonus of between 75% and 100% of his base salary upon achievement of annual performance goals set by the Compensation Committee each year.

The agreement also provides for grants of 160,000 shares of time-vested restricted Class A Common Stock and 160,000 shares of performance restricted Class A Common Stock in each fiscal year during his employment term. The time-vested restricted shares shall vest in three installments, with one-half vesting on the second anniversary of the date of grant, and one-quarter vesting on each of the third and fourth anniversaries of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Vesting of performance restricted shares is dependent upon achievement of Compensation Committee-approved criteria for the three-year period beginning on January 1 of the fiscal year of the date of grant, in each case contingent upon Mr. L. Dickey’s continued employment. Any performance-restricted shares that do not vest according to this schedule will be forfeited. In the event that we undergo a change of control, as defined in the agreement, then any issued but unvested portion of the restricted stock grants held by Mr. L. Dickey will become immediately and fully vested. In addition, upon such a change of control, we will issue Mr. L. Dickey a predetermined award of shares of Class A Common Stock, such number of shares decreasing by 70,000 shares upon each of the first five anniversaries of the date of the agreement (currently 290,000 shares). Mr. L. Dickey may not transfer any restricted shares, except to us, until they vest. In addition to the specified grants of restricted stock, Mr. L. Dickey remains eligible for the grant of stock options or other equity incentives as determined by the Compensation Committee.

As an inducement to entering into the agreement, the agreement provided for a signing bonus grant of 685,000 deferred shares of Class A Common Stock, issued on December 20, 2007. The agreement also provides that, should Mr. L. Dickey resign his employment or we terminate his employment, in each case other than under certain permissible circumstances, Mr. L. Dickey shall pay to the Company, in cash, a predetermined amount (such amount decreasing by $1.0 million on each of the first six anniversaries of the date of the agreement; $4.5 million currently). This payment is automatically waived upon a change of control.

As further inducement, the agreement provided for our repurchase, as of the effective date of the agreement, of all of Mr. L. Dickey’s rights and interests in and to (a) options to purchase 500,000 shares of Class A Common Stock, previously granted to him at an exercise price per share of $6.4375, options to purchase 500,000 shares of Class A Common Stock, previously granted to him at an exercise price per share of $5.92, and options to purchase 150,000 shares of Class A Common Stock, previously granted to him at an exercise price per share of $14.03, for an aggregate purchase price of $6,849,950, and (b) 500,000 shares of Class A Common Stock, previously awarded to him as restricted stock, for an aggregate purchase price of $5,275,000, each purchase price paid in a lump-sum cash payment at the time of purchase.

Mr. L. Dickey’s agreement further provides that in the event we terminate his employment without “cause,” or if he terminates his employment for “good reason” (as these terms are defined in the agreement), then we must pay an amount equal to two times his annual base salary then in effect, payable in four equal quarterly installments. We must also pay to Mr. L. Dickey a lump-sum amount equal to the sum of (A) his earned but unpaid base salary through the date of termination, (B) any earned but unpaid annual bonus for any completed fiscal year, and (C) any unreimbursed business expenses or other amounts due from us as of the date of termination. Finally, we must pay to Mr. L. Dickey, upon the final preparation of our audited financial statements for the year of termination, a prorated bonus to reflect the partial year of service.

In the event Mr. L. Dickey voluntarily terminates his employment for good reason, he will forfeit all unvested time-vested restricted shares and performance restricted shares. In the event we terminate Mr. L. Dickey’s employment without cause, 50% of any unvested time-vested restricted shares and performance restricted shares will become immediately and fully vested, and the remaining 50% of any time-vested restricted shares and performance restricted shares will be forfeited. However, if we terminate his employment without cause within six months prior to a change-in-control, then 100% of any issued but unvested restricted shares will become immediately and fully vested.

In the event Mr. L. Dickey’s employment is terminated with cause, or if he terminates his employment without good reason, then we are obligated to pay him only for compensation, bonus payments or unreimbursed expenses that were accrued but unpaid through the date of termination or resignation. Further, Mr. L. Dickey will forfeit all unvested restricted shares.

The agreement cancels and supersedes the Company’s prior employment agreement with Mr. L. Dickey, except with respect to provisions relating to the grant of equity incentives previously granted and with respect to provisions relating to the reduction of Mr. L. Dickey’s February 2000 loan (since repaid), each as previously disclosed. Those provisions, which were set forth in the employment agreement entered into by the Company and Mr. L. Dickey in July 2001, remain in effect according to their original terms and conditions with no changes.

Martin R. Gausvik serves as our Executive Vice President, Treasurer and Chief Financial Officer. Under the terms of his Employment Agreement, dated May 12, 2000, he was entitled to receive an initial annual base salary of $275,000, subject to annual increases of not less than 5.0% during each year of the term of his employment agreement. The agreement provides that Mr. Gausvik may receive an annual bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the discretion of our Chief Executive Officer and the Compensation Committee. Mr. Gausvik’s employment agreement had an initial three-year term, which, since that date, has been automatically renewed for successive one-year periods.

Mr. Gausvik’s employment agreement provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he will also receive a severance payment equal to his annual base salary as in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event that we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Gausvik will become immediately exercisable.

Jon G. Pinch serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of his Employment Agreement, dated December 1, 2000, he was entitled to receive an initial annual base salary of $425,000, subject to merit increases, as the Compensation Committee deems appropriate. The agreement provides that Mr. Pinch may receive an annual bonus of up to $200,000, based upon the achievement of Board-approved budgeted revenue and cash flow targets as adjusted by our Chief Executive Officer and the Compensation Committee in their collective discretion. Mr. Pinch’s employment agreement had a three-year term, which expired on December 1, 2003, and since that date has been automatically renewed for successive one-year periods.

Mr. Pinch’s employment agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of his aggregate base salary (at the rate in effect at the time of termination), which would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event that we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. Pinch will become immediately exercisable.

John W. Dickey serves as our Executive Vice President and Co-Chief Operating Officer. Under the terms of Mr. J. Dickey’s Employment Agreement, dated January 1, 2001, he was entitled to receive an annual base salary of $375,000 for 2001. Such base salary since been subject to merit increases, as the Compensation Committee has deemed appropriate. The agreement provides that Mr. J. Dickey may receive a bonus of up to 50% of his base salary, half of which is based upon the achievement of Board-approved budgeted revenue and cash flow targets, and half of which is based upon the collective discretion of our Chief Executive Officer and the Compensation Committee. The initial term of Mr. J. Dickey’s employment agreement expired on January 1, 2003, and since that date has been automatically renewed for successive one-year periods.

Mr. J. Dickey’s agreement also provides that in the event we terminate his employment without cause, or if he terminates his employment for good reason, then, in addition to amounts that he is owed through the date of termination, he shall also receive a severance payment equal to the greater of (1) two-thirds of the aggregate base salary payments (at the rate in effect at the time of termination) that would remain payable until the expiration of the employment agreement term, or (2) the amount equal to his annual base salary in effect at the time of termination. In addition, any unvested time-vested stock options that would otherwise vest within one year of the date of termination will become exercisable. Finally, in the event we undergo a change of control, then, in addition to being entitled to receive the severance payments and equity rights that would be due upon a termination without cause, all unvested stock options held by Mr. J. Dickey will become immediately exercisable.

On December 31, 2008, we entered into amendments to the employment agreements of each of our named executive officers for the purpose of ensuring the compliance of such employment agreements with section 409A of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During 2008, Eric P. Robison (Chairman), Robert H. Sheridan, III, and Holcombe T. Green, Jr., none of whom is an officer or employee of us, were members of the Compensation Committee of our Board, which determines, or makes recommendations with respect to, compensation matters for our executive officers. None of the Compensation Committee members serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board offers this report regarding the Company’s audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2008, and regarding certain matters with respect to PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2008. This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the SEC by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP, its independent registered public accounting firm for the fiscal year ended December 31, 2008, the Company’s audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2008. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to SAS No. 61, Codification of Statements on Auditing Standards, Communication with Audit Committees, as amended.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by PCAOB Rule 3526, Auditor Independence, and has discussed with PricewaterhouseCoopers LLP its independence. The Audit Committee has also considered whether the provision of certain non-audit services to the Company by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors:

Robert H. Sheridan, III, Chairman
Ralph B. Everett
Holcombe T. Green, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board recognizes that related person transactions present a heightened risk of conflicts of interest. The Audit Committee has been delegated the authority to review and approve all related party transactions involving directors or executive officers of the Company. Generally, a “related person transaction” is a transaction in which we are a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related persons” include (a) our executive officers, directors, and holders of more than 5% of our common stock, and any of their immediate family members.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the Audit Committee and requests approval or ratification of the transaction. Generally, the Audit Committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The Audit Committee will report to the full Board all related person transactions presented to it.

The related party transactions described in “— Transactions with Management and Others” below were approved by a special committee of independent directors (which included all of the members of the Audit Committee), formed expressly for the consideration of the described transactions:

Transactions with Management and Others

Agreement and Plan of Merger

On May 11, 2008, we, Cloud Acquisition Corporation, a Delaware corporation (“Parent”), and Cloud Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into a Termination Agreement and Release (the “Termination Agreement”) to terminate the Agreement and Plan of Merger, dated July 23, 2007, among us, Parent and Merger Sub (the “Merger Agreement”), pursuant to which Merger Sub would have been merged with and into us, and as a result we would have continued as the surviving corporation and a wholly owned subsidiary of Parent.

Parent is owned by an investor group consisting of Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, his brother John W. Dickey, the Company’s Executive Vice President and Co-Chief Operating Officer, other members of their family, and an affiliate of Merrill Lynch Global Private Equity.

As a result of the termination of the Merger Agreement, and in accordance with its terms, the investor group paid us a termination fee of $15 million in May 2008. In addition, our voting agreements regarding the merger with L. Dickey, J. Dickey and other members of the Dickey family, and with two Bank of America N.A. affiliates, were terminated upon the termination of the Merger Agreement in accordance with their terms.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics, referred to as our Code of Ethics, that applies to all of our employees, executive officers and directors and meets the requirements of the rules of the SEC and the NASDAQ Rules. The Code of Ethics is available on our website, www.cumulus.com, or can be obtained without charge by written request to Richard S. Denning, Corporate Secretary, at our principal executive offices. If we make any substantive amendments to this Code of Ethics, or if our Board grants any waiver, including any implicit waiver, from a provision thereof to our executive officers or directors, we will disclose the nature of such amendment or waiver, the name of the person to whom the waiver was granted and the date of the waiver in a current report on Form 8-K.

SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with the rules of the Securities and Exchange Commission, if you wish to submit a proposal to be brought before the 2010 annual meeting of stockholders, we must receive your proposal by not later than January 8, 2010, in order to be included in our proxy materials relating to that meeting. Stockholder proposals must be accompanied by certain information concerning the proposal and the stockholder submitting it. Proposals should be directed to Richard S. Denning, Corporate Secretary, at our principal executive offices, 3280 Peachtree Road, N.W., Suite 2300, Atlanta, Georgia 30305. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

In addition, for any proposal to be submitted by a stockholder for a vote at the 2010 annual meeting of stockholders, whether or not submitted for inclusion in our proxy statement, we must receive advance notice of such proposal not later than February 13, 2010. The proxy to be solicited on behalf of our Board for the 2010 annual meeting of stockholders may confer discretionary authority to vote on any such proposal received after that date.

FORM OF PROXY CARD
CUMULUS MEDIA INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints Lewis W. Dickey, Jr. and Martin R. Gausvik, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Cumulus Media Inc. held of record by the undersigned on March 20, 2009, at the annual meeting of stockholders of Cumulus Media Inc. to be held on May 14, 2009, and at any and all adjournments or postponements thereof.

Dated: , 2009

Signature

Signature

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.
Please vote, sign, date and return the proxy card promptly using the enclosed envelope.

CUMULUS MEDIA INC.	PROXY
MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSALS 1 AND 2. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
1.	Proposal to reelect Ralph B. Everett as director for a one-year term.

☐ FOR Ralph B. Everett	☐ WITHHOLD authority to vote for Ralph B. Everett
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009:
☐ FOR      ☐ AGAINST     ☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
(Continued, and to be signed, on the other side)